Exhibit 10.41

300 Continental Drive
Newark, DE 19713

Bonnie Beasley
Vice President, Human Resources

April 24, 2014

Mr. Jeff Dale
Apartment #2501
247 W. 46th Street
New York, NY 10036

Dear Jeff:

On behalf of Sallie Mae, I am pleased to offer you employment in the position of Chief Risk Officer of New BLC Corporation (the “Company”), which will be the public company successor of SLM Corporation following the separation of SLM’s education loan management business and consumer banking business. You will report into the Chief Executive Officer of the Company, and your principal place of employment will be Newark, Delaware. Your effective date of employment will be mutually agreed to by you and the Company As soon as practicable after expiration of garden leave with current employer, and no later than July 7, 2014. by May 5, 2014.

You initial annual salary of $400,000 will be paid bi-weekly, and you will be eligible to participate in the 2014 SLM Corporation Management Incentive Plan (MIP) or its successor plan with a target bonus of 100% of base salary in the amount of $400,000, and a guaranteed minimum bonus of $350,000 for 2014; provided that you are employed by the Company on the bonus payment date. More information on the terms and conditions of the MIP will be provided following the start of your employment.

When you begin your employment with the Company, you will receive a deferred cash award (the “Signing Cash Award”), with a value of $200,000, which will vest and pay out in equal tranches during the first quarter of each of 2015 and 2016; provided that you are employed by the Company on such payment date. However, if not previously vested, the Signing Cash Award will continue to vest and pay out at the times set forth above in the event that your employment is terminated by the Company for any reason other than for misconduct.

You will also receive a sign-on equity grant with a grant value of $200,000 as soon as practicable after you begin your employment with the Company. The award will be granted using the closing market price of the Company on the grant date and will be subject to vesting over the three years following your start date with the Company. You will also be eligible to participate in the Company’s annual equity grant program beginning in 2015, with a target equity grant value of $300,000 per year. Agreements detailing your awards and vesting terms will be provided at the time of grant.

You will participate in the benefits provided to officers of the Company at the Executive Officer level, including the SLM Relocation Services policy at the Executive Level, or its successor policy, and the SLM Corporation Executive Severance Plan for Senior Officers and the Change in Control Severance Plan for Senior Officers or their respective successor plans. Other benefits include the Executive Physical Program and the Supplemental 401(k) Savings Plan, in addition to our regular package of employee benefits.

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1As soon as practicable after expiration of garden leave with current employer, and no later than July 7, 2014.

You represent that you have not taken, and agree that you will not take in connection with your employment with the Company, an action that would violate any contractual or other restriction or obligation that is binding on you or any continuing duty you may owe to others. You acknowledge that in the event of a conflict with any other agreement (whether written or oral) or understanding that you have with SLM or the Company, the terms of this letter agreement control and that this letter agreement supersedes any prior discussions regarding your employment with the Company.

This offer is contingent on SLM’s standard employment practices, which means that your acceptance of this offer serves as an agreement to participate in company-requested background checks, which include drug screening and fingerprinting. We retain the right to rescind our offer depending on the outcome of these steps. As you may know, employment at SLM and the Company is at-will and nothing in this offer changes this status. SLM’s obligations and rights under this letter agreement, and any other to which you are subject with SLM, will automatically become those of the Company in connection with the separation of SLM’s business. The Company will withhold all taxes and charges that they are required by law to withhold.

Please indicate your acceptance of our offer as set forth herein by signing and returning this letter by May 5, 2014, as well as the enclosed Employment Application, Background Check Authorization and Agreement Regarding Confidentiality, Intellectual Property and Non-Solicitation.

Jeff, we are delighted to have you join Sallie Mae and look forward to working with you. Please contact me at 302-283-8119 with any questions you may have or if I can be of further assistance in your upcoming transition.

Sincerely,

Bonnie Beasley

Agreed and Signed by Jeff Dale:

__________________________________________________________        Date: ______________
Name: Jeff Dale

Agreed and Signed by New BLC Corporation:

__________________________________________________________        Date: ______________
Name: Ray Quinlan
Title: Chief Executive Officer